SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
FREDERICK’S OF HOLLYWOOD GROUP INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1
Election of Directors
Information Concerning Nominees for Directors
Meetings and Committees of the Board of Directors
Independence of Directors
Code of Ethics
Compensation Committee Information
Indemnity Claims Committee Information
Nominating and Governance Committee Information
Audit Committee Information and Report
EXECUTIVE COMPENSATION
Summary Compensation Table
Compensation Arrangements for Executive Officers
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises in Fiscal Year 2008
Potential Termination or Change of Control Payments
Compensation Plans
Compensation Arrangements for Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Relationships and Related Transactions
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
SHAREHOLDER PROPOSALS AND NOMINATIONS
OTHER SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
DISCRETIONARY VOTING OF PROXIES
INCORPORATION BY REFERENCE
OTHER MATTERS

1115 Broadway
New York, New York 10010

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
TO BE HELD ON APRIL 22, 2009

TO THE SHAREHOLDERS OF FREDERICK’S OF HOLLYWOOD GROUP INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Frederick’s of Hollywood Group Inc., a New York corporation, will be held at 10:00 a.m. Eastern Time on Wednesday, April 22, 2009, at Club 101 on the Main Floor at 101 Park Avenue, New York, New York. You are cordially invited to attend the meeting, which will be held for the following purposes:
1.	To elect nine directors to serve for the ensuing one-year period and until their successors are elected and qualified.

2.	To transact such other business as may properly come before the meeting and any and all postponements or adjournments.
     These items of business are described in more detail in this proxy statement, which we encourage you to read in its entirety before voting. Only shareholders of record at the close of business on March 6, 2009 are entitled to notice of, and to vote at, the meeting and any postponements or adjournments thereof.
     All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. Returning your proxy card will not affect your right to vote in person if you attend the meeting. You may revoke your proxy if you so desire at any time before it is voted. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
     Your vote is important regardless of the number of shares you own. Whether you plan to attend the meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided.
Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Shareholders to be held on April 22, 2009
     Our proxy statement is attached. Financial and other information concerning our company is contained in our Annual Report on Form 10-K for the fiscal year ended July 26, 2008 (“annual report”). Pursuant to new rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2008 annual report are available on our corporate website at www.fohgroup.com.
By Order of the Board of Directors
Thomas Rende, Secretary
New York, New York
March 17, 2009

FREDERICK’S OF HOLLYWOOD GROUP INC.

PROXY STATEMENT

GENERAL INFORMATION
     This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the board of directors of Frederick’s of Hollywood Group Inc., a New York corporation, for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. Eastern Time on Wednesday, April 22, 2009, at Club 101 on the Main Floor at 101 Park Avenue, New York, New York.
     This proxy statement and the enclosed proxy card, together with the Annual Report to Shareholders for the fiscal year ended July 26, 2008 (“annual report”), are first being mailed on or about March 17, 2009, to shareholders of record on March 6, 2009.
     On January 28, 2008, we consummated a merger with FOH Holdings, Inc., a privately-held Delaware corporation (“FOH Holdings”). As a result of the transaction, FOH Holdings became our wholly-owned subsidiary. FOH Holdings is the parent company of Frederick’s of Hollywood, Inc. Upon consummation of the merger, we changed our name from Movie Star, Inc. to Frederick’s of Hollywood Group Inc.
     Unless otherwise indicated, as used in this proxy statement:
•	“Movie Star, Inc.” or “Movie Star” refers to the business, operations and financial results of Movie Star, Inc. prior to the closing of the merger;

•	“FOH Holdings” or “Frederick’s of Hollywood” refers to the business, operations and financial results of FOH Holdings prior to the closing of the merger and after the merger, as the context requires; and

•	the “Company,” “we,” “our” or “us” refers to the operations and financial results of Frederick’s of Hollywood Group Inc., together with FOH Holdings, Inc. and its subsidiaries on a consolidated basis after the closing of the merger.
What matters am I voting on?
     You are being asked to vote on the following matters:
•	The election of nine directors to serve for the ensuing one-year period and until their successors are elected and qualified; and

•	To transact such other business as may properly come before the meeting and any and all postponements or adjournments.
Who is entitled to vote?
     Persons who were holders of our common stock and Series A preferred stock as of the close of business on March 6, 2009, the record date, are entitled to vote at the meeting. As of March 6, 2009, we had issued and outstanding 26,348,870 shares of common stock, par value $0.01 per share, and 3,629,325 shares of Series A preferred stock, comprising all of our issued and outstanding voting stock.
     Each holder of our common stock is entitled to one vote for each share held on the record date. Each holder of our Series A preferred stock is entitled to a number of votes per share of Series A preferred stock held on the record date equal to the number of shares of common stock into which such share of Series A preferred stock may be converted on such date. As of the record date, every 2.4 outstanding shares of Series A preferred stock was convertible into one share of common stock. Accordingly, the Series A preferred stock has aggregate voting power equivalent to 1,512,219 shares of common stock.

What is the effect of giving a proxy?
     Proxies in the form enclosed are solicited by and on behalf of our board of directors. The persons named in the proxy card have been designated as proxies by our board of directors. If you sign and return the proxy card in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy card.
     If you sign and return your proxy card in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted “FOR” the election of the nominees listed below under
Proposal 1.
     If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting and any postponements or adjournments thereof. If any other matters are properly presented at the meeting for action, the persons named in the proxy card will vote the proxies in accordance with their best judgment.
May I change my vote after I return my proxy card?
     Yes. Any proxy given pursuant to this solicitation may be revoked by you at any time before it is exercised. You may effectively revoke your proxy by:
•	delivering written notification of your revocation to the Corporate Secretary of Frederick’s of Hollywood Group Inc.;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.
     Please note that your attendance at the meeting will not alone serve to revoke your proxy.
What is a quorum?
     A quorum is the minimum number of shares required to be present at the meeting for the meeting to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either shareholder withholding or broker non-vote will not be considered shares present and entitled to vote on that matter. These shares, however, may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any matter at the meeting. If the proxy indicates that the shares are not being voted on any matter at the meeting, the shares will not be counted for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter, but are counted in the determination of a quorum.
How many votes are needed for the election of directors?
     The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions or a broker non-vote, will not be counted in the nominee’s favor. As there are nine directors to be elected, the nine persons receiving the highest votes will be elected if nominees other than those nominated by the board are presented.
How do I vote?
     You may vote your shares in one of three ways: by mail, facsimile or in person at the meeting. The prompt return of the completed proxy card will assist us in preparing for the meeting. Complete, date, sign and return the enclosed proxy card in the envelope provided for that purpose (to which no postage needs to be affixed if mailed in the United States). You can specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. If you wish to fax your proxy, please copy both the front and back of the signed proxy card and fax it to American Stock Transfer & Trust Co. at (718) 921-8355.
Do you provide electronic access to the proxy statement and annual report?
     Yes. You may obtain copies of this proxy statement and our annual report for the fiscal year ended July 26, 2008 by visiting our corporate website at www.fohgroup.com and clicking the “Investor Relations” tab. Once you are in the Investor Relations section of our corporate website, you will find our proxy statement and annual report under the section heading “Annual Meeting Materials.” The contents of our website are not, and shall not be, deemed a part of this proxy statement or our annual report. You also may obtain a copy of our annual report (without exhibits), without charge, by sending a written request to: Frederick’s of Hollywood Group Inc., 1115 Broadway, 11th Floor, New York, New York 10010, Attention: Corporate Secretary. We will provide copies of the exhibits to the annual report, without charge, upon receipt of a written request addressed to the Corporate Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 6, 2009 by:
•	each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our named executive officers and directors; and

•	all of our named executive officers and directors, as a group.
     The percentage of beneficial ownership indicated below is based on 26,348,870 shares of our common stock outstanding on March 6, 2009. Our outstanding Series A preferred stock is convertible into and votes together with the common stock and not as a separate class.

Name and Address of	Number		Percent of
Beneficial Owner(1)	of Shares		Class
TTG Apparel, LLC 287 Bowman Avenue Purchase, New York 10577	1,766,322	(2)	6.7%
Tokarz Investments, LLC 287 Bowman Avenue Purchase, New York 10577	8,685,273	(2)(3)	32.6%
Fursa Alternative Strategies LLC, on behalf of certain funds and accounts affiliated with or managed by it or its affiliates 49 West Merrick Road, Suite 202 Freeport, New York 11520	10,197,475	(4)	36.2%
Thomas J. Lynch	220,000	(5)	*
Peter Cole	518,228	(6)	2.0%
Thomas Rende	315,594	(7)	1.2%
Linda LoRe	615,135	(8)	2.3%
Melvyn Knigin	337,269	(9)	1.3%
John L. Eisel	73,152	(10)	*
William F. Harley 49 West Merrick Road, Suite 202 Freeport, New York 11520	56,473	(11)	*
Michael A. Salberg	42,267	(12)	*
Joel M. Simon	78,229	(10)	*
Milton J. Walters	37,977	(13)	*
All directors and executive officers as a group (10 individuals)	2,294,324	(14)	8.3%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of (a) Thomas J. Lynch, Peter Cole, Thomas Rende, Melvyn Knigin, John L. Eisel, Michael A. Salberg, Joel M. Simon and Milton J. Walters is c/o Frederick’s of Hollywood Group Inc., 1115 Broadway, New York, New York 10010 and (b) Linda LoRe is c/o Frederick’s of Hollywood Group Inc., 6255 Sunset Boulevard, Sixth Floor, Hollywood, California 90028.

(2)	According to a Schedule 13D, dated January 28, 2008, and filed with the SEC on February 5, 2008, Michael T. Tokarz is the sole controlling person and manager of each of TTG Apparel, LLC and Tokarz Investments, LLC.

(3)	Includes (a) 298,296 shares of common stock issuable upon exercise of currently exercisable warrants and (b) 1,184,460 shares of common stock being held in escrow in connection with the merger.

(4)	Includes (a) 298,296 shares of common stock issuable upon exercise of currently exercisable warrants, (b) 1,512,219 shares of common stock issuable upon conversion of 3,629,325 shares of Series A 7.5% Preferred Stock and (c) 1,184,456 shares of common stock being held in escrow in connection with the merger.

(5)	Represents (a) currently exercisable options to purchase 120,000 shares pursuant to the 1988 Plan and (b) 100,000 shares of restricted stock pursuant to the 2000 Performance Equity Plan, 50,000 shares of which vest on each of January 2, 2010 and 2011, subject to certain conditions. Excludes options to purchase 240,000 shares under the 2000 Performance Equity Plan that are not exercisable within 60 days of March 6, 2009.

(6)	Includes (a) 50,000 shares of common stock held by Performance Enhancement Partners, LLC and (b) currently exercisable options to purchase 175,001 shares of common stock under the 2000 Performance Equity Plan granted to Performance Enhancement Partners, LLC. Excludes options to purchase 12,499 shares under the 2000 Performance Equity Plan that are not exercisable within 60 days of March 6, 2009. Peter Cole, as sole member of Performance Enhancement Partners, has voting and dispositive power over these shares.

(7)	Includes (a) currently exercisable options to purchase (i) 60,000 shares pursuant to the 1988 Plan and (ii) 113,750 shares pursuant to the 2000 Performance Equity Plan, (b) 140,194 shares held jointly with Mr. Rende’s spouse and (c) 1,650 shares owned by Mr. Rende’s spouse. Excludes options to purchase 52,500 shares under the 1988 Plan that are not exercisable within 60 days of March 6, 2009.

(8)	Includes (a) currently exercisable options to purchase 415,135 shares pursuant to the 2003 Employee Equity Incentive Plan and (b) 200,000 shares of restricted stock, of which 100,000 shares vest on December 31, 2009 and 50,000 shares vest on each of December 31, 2010 and 2011. Excludes options to purchase 170,227 shares under the 2003 Plan that are not exercisable within 60 days of March 6, 2009.

(9)	Includes (a) currently exercisable options to purchase 250,000 shares pursuant to the 1988 Plan and (b) 50,000 shares owned by Mr. Knigin’s spouse.

(10)	Includes currently exercisable options to purchase 6,000 shares pursuant to the 2000 Performance Equity Plan.

(11)	As Chief Investment Officer of Fursa Alternative Strategies, LLC, or Fursa, William F. Harley exercises voting and dispositive power over shares beneficially owned by Fursa and certain funds and accounts affiliated with, managed by, or over which Fursa or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights, described in Footnote 4 above. Mr. Harley disclaims beneficial ownership of the shares described in Footnote 4 above except to the extent of his pecuniary interest therein.

(12)	Represents (a) 36,267 shares owned by Mr. Salberg’s spouse and (b) currently exercisable options to purchase 6,000 shares pursuant to the 2000 Performance Equity Plan.

(13)	Includes (a) 12,233 shares of common stock held by Sagebrush Group, Inc. and (b) currently exercisable options to purchase 22,265 shares pursuant to the 2003 Plan. Excludes options to purchase 8,905 shares under the 2003 Plan that are not exercisable within 60 days of March 6, 2009. Milton Walters, as the sole shareholder of Sagebrush Group, Inc. has voting and dispositive power over the shares held by Sagebrush Group, Inc.

(14)	Includes an aggregate of 1,174,151 shares that Thomas J. Lynch, Peter Cole, Thomas Rende, Linda LoRe, Melvyn Knigin, John L. Eisel, Michael A. Salberg, Joel M. Simon and Milton J. Walters have the right to acquire upon exercise of outstanding options that are exercisable within 60 days of March 6, 2009.

PROPOSAL 1
Election of Directors
     Pursuant to our bylaws, our board of directors has set the number of directors constituting the full board at nine directors. All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified.
     The election of directors requires a plurality vote of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” election are elected as directors. Any shares not voted “FOR” a particular nominee (whether as a result of abstentions, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
     Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event which is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. The nine nominees for directors, their current positions, term of office and business background are set forth below.
Information Concerning Nominees for Directors

Name	Age	Position	Director Since
Peter Cole	60	Executive Chairman and Director	2004
Thomas J. Lynch	40	Chief Executive Officer and Director	2008
Linda LoRe	55	President and Director	2008
Thomas Rende	48	Chief Financial Officer and Director	2008
John L. Eisel(1)(3)	60	Director	2004
William F. Harley(3)	45	Director	2008
Michael A. Salberg(2)	56	Director	2001
Joel M. Simon(1)(2)(4)	63	Director	1996
Milton J. Walters(1)(2)(3)(4)	66	Director	2008

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

(4)	Member of the Indemnity Claims Committee
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE
ELECTION OF EACH OF THE FOLLOWING NOMINEES.
     Peter Cole has served as our Executive Chairman since the completion of the merger in January 2008 and as a member of our board of directors since April 2004. From January 2007 to January 2008, he served as the lead Movie Star director to facilitate the timely and successful completion of the merger. Since October 2005, Mr. Cole has been the managing member of Performance Enhancement Partners, LLC, a private consulting firm that he founded. From April 2001 through July 2005, Mr. Cole served as Chairman of the Board and Chief Executive Officer of Qwiz, Inc., a leading provider of pre-employment competency assessment solutions and training needs analysis. Prior to joining Qwiz, Inc., Mr. Cole was a Managing Director at Citibank, where he was responsible for one of its global capital markets businesses. At both Qwiz and Citibank, Mr. Cole successfully integrated acquired companies into existing core businesses. Mr. Cole serves as a director and member of the audit committee of Qwiz Holdings, LLC. Mr. Cole earned his B.A. degree in economics from the University of Vermont.
     Thomas J. Lynch became our Chief Executive Officer in January 2009 and has been a member of our board of directors since the completion of the merger in January 2008. From February 2007 to December 2008, he served as Chief Executive Officer of Fursa. From July 2006 to January 2007, Mr. Lynch was a Managing Director at UBS, an investment bank and global asset management business. From August 2000 to May 2006, Mr. Lynch was Managing Director and Senior Vice-President of Mellon Asset Management. Mr. Lynch was a member of the

Mellon Asset Management Senior Management Committee and was a thought leader in global distribution strategies and strategic planning. Mr. Lynch had direct management responsibility for a $356 billion (Assets Under Management) institutional asset management business. From 1995 to 2000, Mr. Lynch was Northeast Regional Vice President for Fortis Inc. and was responsible for strategic management, training, marketing and thought leadership. From 1990 to 1995, Mr. Lynch was employed by Phoenix Inc. and The Paul Revere Insurance Group serving in various strategic and management roles. Mr. Lynch earned a B.A. from St. Anselm College and attended The Brandeis University International Business School. Mr. Lynch is a former board member of The Massachusetts Society for the Prevention of Cruelty to Children.
     Thomas Rende has served as our Chief Financial Officer and a member of our board of directors since the completion of the merger in January 2008, and as Chief Financial Officer of the wholesale division since February 1999. He also served as a member of the board of directors from April 2004 to April 2007. Since joining Movie Star in 1989, he has held various positions within the finance department.
     Linda LoRe has served as our President since February 2009, as President and Chief Executive Officer of the retail division and a member of our board of directors since the completion of the merger in January 2008, and as President and Chief Executive Officer of FOH Holdings, Inc. since July 1999. From 1991 to 1999, Ms. LoRe was President and Chief Executive Officer of Giorgio Beverly Hills. Ms. LoRe has 36 years of experience in retail and wholesale including 17 years as a chief executive officer. Ms. LoRe has been a member of the board of directors of FOH Holdings, Inc. since October 1998 and of its subsidiaries since 1999. Ms. LoRe also is a member of the Trusteeship of the International Women’s Forum, for which she previously served on the Board, The Women’s Leadership Board for the Kennedy School of Government at Harvard University, the Board of Advisors for the Fashion Institute of Design Merchandising (FIDM) and the United States Air Force, as its Entertainment and Industry Liaison emeritus. In addition, Ms. LoRe is the founding Board Member of the Youth Mentoring Connection, which serves at-risk youth in Southern California.
     John L. Eisel has been a member of our board of directors since April 2004. Since 1980, Mr. Eisel has been a partner at Wildman, Harrold, Allen & Dixon LLP, a law firm located in Chicago, Illinois that he joined in 1975. Mr. Eisel’s primary areas of practice are mergers and acquisitions and securities regulation and he is the chairman of his firm’s Transactional Department and a member of his firm’s Executive Committee. Mr. Eisel earned his B.S. degree in accounting and his J.D. degree from the University of Illinois.
     William F. “Mickey” Harley, III has been a member of our board of directors since the completion of the merger in January 2008. Mr. Harley is President and Chief Investment Officer of Fursa, which he co-founded in April 1999 (as HBV Capital Management, LLC) and then sold to Mellon Financial Corporation in July 2002 (at which time it was re-named Mellon HBV Alternative Strategies LLC). Mr. Harley served as Chief Investment Officer and Chief Executive Officer of Fursa from July 2002 until he purchased it from Mellon in December 2006. Mr. Harley is principally responsible for Fursa’s investment decisions. From June 1996 to April 1999, Mr. Harley was the Head of Research at Milton Partners, L.P. (“Milton”), a hedge fund manager specializing in arbitrage funds. Before joining Milton, Mr. Harley was a Vice President and Director of Allen & Company, where he was responsible for the day-to-day management and investment strategies of the arbitrage department. From January 2003 to April 2006, Mr. Harley served as a director of FOH Holdings, Inc. He was reappointed as a director of FOH Holdings, Inc. in April 2007. Mr. Harley also currently serves on the board of directors of Xemplar Energy Corporation (TSX Venture: XE) and J.L. French Automotive Castings, Inc. and previously served on the board of directors of Metromedia International Group, Inc., Integral Systems, Inc., Coastal Greenland Limited and Interboro Insurance. Mr. Harley graduated with a Masters in public and private management from Yale University’s School of Management in 1990 and Mr. Harley received a B.S. degree in chemical engineering and a Bachelor of Arts degree in economics from Yale University, which he earned in 1986.
     Michael A. Salberg has been a member of our board of directors since 2001. From November 2003 through July 2006, he served as General Counsel of the Anti-Defamation League, an international not-for-profit organization. In addition to his duties as General Counsel, Mr. Salberg served as Deputy Chief Operating Officer from November 2003 until December 2004 and then as Special Assistant to the National Director until July 2006. Since July 2006, he has served as Associate National Director and Director of International Affairs of the Anti-Defamation League. From April 1989 to November 2003, he was a partner in the New York law firm of Graubard Miller and its predecessors. The Graubard Miller firm and its predecessors have represented us as legal counsel for many years. Mr. Salberg received his J.D. degree from New York Law School and a B.A. degree from the University of Cincinnati.

     Joel M. Simon has been a member of our board of directors since 1996. Since July 2000, Mr. Simon has been a principal of XRoads Solutions Group, LLC, a financial consulting and advisory firm. Mr. Simon was the President and Chief Executive Officer of Starrett Corporation, a real estate construction, development and management company from March 1998 to December 1998. Prior to that, Mr. Simon was a private investor from 1996 to 1998, Executive Vice President and Chief Operating Officer of Olympia & York Companies (U.S.A.) from 1985 through 1996, and a practicing CPA from 1967 through 1984. Mr. Simon serves as a director and Chairman of the Audit Committee of Avatar Holdings, Inc., a residential real estate and land development company. Mr. Simon has a B.S. degree in Accounting from Queens College of the City University of New York.
     Milton J. Walters has been a member of our board of directors since the completion of the merger in January 2008. Since August 1999, he has been the President and Chief Executive Officer of Tri-River Capital, an investment banking financial management and valuation service provider which he founded. Mr. Walters has been a director of FOH Holdings since January 2003. Mr. Walters is also a director of DecisionOne and Sun Healthcare Group (NASDAQ: SUNH). He has more than 40 years of investment banking experience including AG Becker and its successor Warburg Paribas Becker (1965-1984), Smith Barney (1984-1988), Prudential Securities (1997-1999) and Tri-River Capital (1988-1997 and 1999 to present). Mr. Walters is a member of the Economics Club of New York and the National Association of Corporate Directors. He is a former Trustee of Hamilton College, Clinton, New York and Friends Academy, Locust Valley, New York.
Meetings and Committees of the Board of Directors
     During the fiscal year ended July 26, 2008, our board of directors met eight times and acted by unanimous written consent on eight occasions. All of our directors attended the special meeting in lieu of the 2007 Annual Meeting of Shareholders. Although we do not have a formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule annual meetings so that all directors can attend. In addition, we expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. No member of the board of directors attended fewer than 75% of the total number of meetings of the board and committees upon which they served during fiscal year 2008. We have standing compensation, audit and nominating and governance committees. We also have an indemnity claims committee.
Independence of Directors
     As our common stock is listed on the NYSE Alternext US (formerly, the American Stock Exchange), we are subject to the rules of this exchange applicable to determining whether a director is independent. The board of directors also consults with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Alternext US listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. The exchange requires that a majority of the board of directors of a company be independent, as determined by the board. Consistent with these considerations, the board of directors affirmatively has determined that Messrs. Eisel, Harley, Salberg, Simon and Walters are independent. The other remaining directors are not independent because they are currently our employees or consultants.
Code of Ethics
     In August 2008, the board of directors adopted an amended and restated code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics was filed with the SEC on August 21, 2008 as Exhibit 14 to our Current Report on Form 8-K, dated August 15, 2008. Our code of ethics can be found on our corporate website at www.fohgroup.com. In addition, requests for copies of the code of ethics should be sent in writing to Frederick’s of Hollywood Group Inc., 1115 Broadway, New York, New York 10010, Attention: Corporate Secretary.

Compensation Committee Information
     Our compensation committee is currently comprised of Michael Salberg (chairman), Joel M. Simon and Milton J. Walters, each an independent director under the NYSE Alternext US listing standards. Rose Peabody Lynch served as chairman of the compensation committee from January 28, 2008 until her resignation effective August 1, 2008. Thomas J. Lynch served as a member of the compensation committee from January 28, 2008 and as its chairman from August 1, 2008 until his resignation in January 2009 at the time he became our Chief Executive Officer. Upon Mr. Lynch’s resignation, Michael Salberg became chairman and Joel M. Simon and Milton J. Walters were appointed to serve on the compensation committee. During the fiscal year ended July 26, 2008, the compensation committee met seven times. The responsibilities of the compensation committee include:
•	Establishing the general compensation policy for our executive officers, including the chief executive officer;

•	Administering our equity compensation plans; and

•	Determining who participates in each of these plans, establishing performance goals and target payouts, and determining specific grants and bonus awards to participants.
Indemnity Claims Committee Information
     Our indemnity claims committee, which did not hold any meetings during fiscal year 2008, is currently comprised of Joel M. Simon and Milton J. Walters (co-chairmen), each an independent director under the NYSE Alternext US listing standards. The indemnity claims committee is responsible for making determinations regarding pursuing and responding to indemnification claims under the merger agreement.
Nominating and Governance Committee Information
     General
     Our nominating and governance committee, which held one meeting during fiscal year 2008, is currently comprised of Milton J. Walters (chairman), John L. Eisel and William F. Harley, each an independent director under the NYSE Alternext US listing standards. Thomas J. Lynch served as a member of the nominating and governance committee from January 28, 2008 until his resignation in January 2009 at the time he became our Chief Executive Officer. Upon Mr. Lynch’s resignation, William F. Harley and Milton J. Walters were appointed to serve on the nominating and governance committee and Michael Salberg resigned from the committee. Milton J. Walters was also appointed to serve as chairman of this committee. The nominating and governance committee is responsible for overseeing the selection of persons to be nominated to serve on the board of directors. The nominating and governance committee considers persons identified by its members, management, shareholders, investment bankers and others. There have been no material changes to the procedures by which security holders may recommend nominees to the board.
     In August 2008, the board of directors adopted an amended and restated nominating and governance committee charter, which includes guidelines for selecting nominees and a method by which shareholders may propose to the nominating committee candidates for selection as nominees for directors. Our amended and restated nominating and governance committee charter and guidelines can be found on our corporate website at www.fohgroup.com.
     Guidelines for Selecting Director Nominees
     The guidelines for selecting nominees generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating and governance committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent shareholder interests. The nominating and governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating and governance committee does not distinguish among nominees recommended by shareholders and other persons.

     Pursuant to a shareholders agreement that we entered into with TTG Apparel, Tokarz Investments and Fursa, these parties have agreed, until July 28, 2009, to vote their shares of common stock or direct their shares of common stock to be voted by proxy in favor of the directors who initially served on the board of directors immediately following the consummation of the merger (and their duly appointed successors) and take all necessary action to maintain that board of directors.
     Procedure for Shareholders to Recommend Director Candidates
     Shareholders and others who wish to recommend candidates to the nominating and governance committee for consideration as directors must submit their written recommendations to the nominating committee and include all of the information described in the section “Shareholder Proposals and Nominations.”
Audit Committee Information and Report
     General
     Our audit committee, which met six times during fiscal year 2008, consists of Joel M. Simon (chairman), John L. Eisel and Milton J. Walters, each an independent director under the NYSE Alternext US listing standards. As required by the NYSE Alternext US, our audit committee is comprised of at least three independent directors who are also “financially literate.” The NYSE Alternext US standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
     Financial Expert on Audit Committee
     We must certify to the NYSE Alternext US that the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Joel M. Simon satisfies the NYSE Alternext US’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.
     Audit Committee Pre-Approval Policies and Procedures
     In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before we engage our independent registered public accounting firm to render audit or permitted non-audit services, the engagement is approved by the audit committee. The audit committee approved all of the fees referred to in the section below entitled “Principal Accountant Fees” for fiscal year 2008.
     Changes in Auditors
     General. Deloitte & Touche LLP (“Deloitte”) served as FOH Holdings’ independent registered public accounting firm for the fiscal year ended July 28, 2007 and for the partial year period from July 29, 2007 until February 26, 2008. Following the merger, Deloitte was dismissed and Mahoney Cohen & Company, CPA, P.C. (“Mahoney Cohen”), who had served as Movie Star’s independent auditors prior to the merger, was appointed by the audit committee to serve as the independent registered public accounting firm for the combined company. On January 5, 2009, we were notified that, effective December 31, 2008, the shareholders of Mahoney Cohen became shareholders of Mayer Hoffman McCann P.C. pursuant to an asset purchase agreement and that Mahoney Cohen resigned as our independent registered public accounting firm. The New York practice of Mayer Hoffman McCann P.C. now operates under the name MHM Mahoney Cohen CPAs, or MHM. In January 2009, the audit committee of our board of directors engaged MHM as our independent registered public accounting firm.
     Information Regarding the Dismissal of Deloitte. During the two fiscal years ended July 28, 2007 and July 29, 2006 and through the date of the engagement of Mahoney Cohen, (i) there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report, and (ii) Deloitte’s report did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, except for explanatory paragraphs relating to the retrospective adjustment to the financial statements for (a) FOH Holdings’ change in accounting method in 2006 for the change in control that occurred on March 3, 2005, to conform to Emerging Issues Task Force Topic: Push-Down Accounting, D-97, to the 2005

financial statements and (b) the historical presentation of discontinued operations for stores that closed during the prior periods presented.
     Except as described below, during the two fiscal years ended July 28, 2007 and July 29, 2006 and through the date of the engagement of Mahoney Cohen, there were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K). The audit committee of the board of directors of FOH Holdings has discussed the material weaknesses below with Deloitte, and the Company and FOH Holdings has authorized Deloitte to respond fully to the inquiries of a successor auditor concerning the subject matter below.
     In connection with Deloitte’s audit of the annual financial statements of FOH Holdings for the years ended July 28, 2007 and July 29, 2006, Deloitte advised FOH Holdings that it believed the following matters constituted material weaknesses:
     Material weakness relating to the financial closing process — FOH Holdings did not perform reconciliations of significant accounts on a timely basis and did not perform an appropriate level of review to ensure accuracy in the reconciliations that were performed. Furthermore, errors were identified that resulted in both post-closing entries adjustments and uncorrected adjustments to the interim and annual financial statements. This condition resulted from a deficiency in the design and operation of internal control over financial reporting.
     Material weakness relating to inadequate cut-off controls — FOH Holdings had inadequate procedures to ensure that all costs incurred during the period were properly recorded at period ends. This condition resulted from a deficiency in design and operation of internal control over financial reporting.
     Since Mahoney Cohen served as our independent registered public accountants prior to the merger, FOH Holdings did discuss the merger with Mahoney Cohen. The discussions with Mahoney Cohen, however, were not a condition of the merger or a condition of engaging Mahoney Cohen as our independent registered public accounting firm. Additionally, FOH Holdings has not consulted with Mahoney Cohen during the two most recent fiscal years ended July 28, 2007 and July 29, 2006 and through the date of the engagement of Mahoney Cohen, regarding either (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Mahoney Cohen concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instruction to Item 304 of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).
     Information Regarding the Resignation of Mahoney Cohen. In connection with the audit of our consolidated financial statements for the fiscal year ended July 26, 2008 and through the date of the engagement of MHM, there were (i) no disagreements between us and Mahoney Cohen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mahoney Cohen, would have caused Mahoney Cohen to make reference to the subject matter of the disagreement in their report on our financial statements for such year or for any reporting period since our last fiscal year end and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
     The audit report of Mahoney Cohen on our consolidated financial statements as of and for the year ended July 26, 2008 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
     During our fiscal year ended July 26, 2008 and through the date of the engagement of MHM, we did not consult with MHM regarding any of the matters or reportable events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Principal Accountant Fees
     The following table summarizes the aggregate fees (rounded to the nearest $1,000) billed to us for the period January 28, 2008 (the closing date of the merger) through July 26, 2008, and billed to FOH Holdings for fiscal year 2007 and the period July 29, 2007 through January 28, 2008 for professional services rendered by Deloitte and Mahoney Cohen:

	Years Ended,
	July 26,	July 28,
	2008	2007
Audit Fees(1)	$1,161,000	$374,000
Audit Related Fees(2)	506,000	1,102,000
Tax Fees(3)	284,000	228,000
All Other Fees(4)	—	49,000

	$1,951,000	$1,753,000

(1)	Represents the aggregate fees billed by Deloitte for professional services rendered in connection with the audit of our consolidated financial statements, and review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, except for $214,000, which was billed by Mahoney Cohen for these same services in fiscal year 2008.

(2)	Represents fees billed by Deloitte in connection with our registration statement and proxy statement filings.

(3)	Represents the aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning.

(4)	Represents aggregate fees billed by Deloitte for due diligence related to the merger and related accounting consultation.
     The following table summarizes the aggregate fees (rounded to the nearest $1,000) billed to Movie Star, Inc. for the seven month period ended January 28, 2008 and its fiscal year 2007 for professional services rendered by Mahoney Cohen:

	Seven Months
	Ended
	January 28,	Year Ended
	2008	June 30, 2007
Audit Fees(1)	$80,000	$93,000
Audit Related Fees(2)	74,000	99,000
Tax Fees(3)	8,000	10,000
All Other Fees(4)	—	116,000

	$162,000	$318,000

(1)	Represents the aggregate fees billed by Mahoney Cohen for professional services rendered in connection with the audit of Movie Star’s consolidated financial statements, and review of the consolidated financial statements included in its Quarterly Reports on Form 10-Q.

(2)	Represents the aggregate fees billed by Mahoney Cohen in connection with their reviews of various SEC filings and employee benefit plan audits.

(3)	Represents the aggregate fees billed by Mahoney Cohen for professional services rendered for tax compliance, tax advice and tax planning.

(4)	Represents aggregate fees billed by Mahoney Cohen for due diligence related to the merger and related accounting consultation.

     Audit Committee Report for the Fiscal Year Ended July 26, 2008
     The audit committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process. The independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the fairness of the audited financial statements based on the audit conducted in accordance with the standards of the Public Company Accounting Oversight Board.
     In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The independent registered public accounting firm also provided the audit committee with the written disclosures required by PCAOB Rule 3526, “Communication with Audit Committee Concerning Independence” and the audit committee discussed with the independent registered public accounting firm and management the auditor’s independence, including with regard to fees for services rendered during the fiscal year and all other professional services rendered by the independent registered public accounting firm.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended July 26, 2008, for filing with the Securities and Exchange Commission.
Audit Committee
Joel M. Simon
John L. Eisel
Milton J. Walters

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth the compensation paid to or earned by each of the named executive officers for the fiscal years ended July 26, 2008 and July 28, 2007:

									Non-Equity
									Incentive
Name and						Stock		Option	Plan		All Other
Principal	Fiscal	Salary		Bonus		Awards		Awards	Compensation		Compensation
Position	Year	($)		($)		($)		($)(1)	($)		($)		Total ($)
Peter Cole(2)	2008	500,000	(3)	—		155,000	(4)	266,139	—		—		921,139
Executive Chairman	2007	233,333	(5)	—		—		—	—		—		233,333

Thomas Rende(2)	2008	312,014	(6)	75,000	(7)	75,000	(8)	178,186	—		28,725	(9)	668,925
SVP and CFO	2007	231,616	(10)	—		—		21,113	16,977	(11)	26,031	(12)	295,737

Linda LoRe	2008	650,000		225,000	(13)	154,624	(14)	159,497	—		61,144	(9)	1,250,265
CEO of Retail Division	2007	551,250		—		—		57,481	200,000	(15)	33,657	(12)	842,388

Melvyn Knigin(2)	2008	575,000		—		18,182	(16)	102,916	—		43,032	(9)	739,130
CEO of Wholesale	2007	575,000		—		13,636	(16)	183,594	50,930	(11)	39,463	(12)	862,623
Division

(1)	Represents the dollar amount recognized for financial statement reporting purposes during the fiscal year ended July 26, 2008, computed in accordance with Statement of Financial Accounting Standards No. 123(R) Share-Based Payment, (“SFAS 123(R)”), except that, pursuant to the rules of the Securities and Exchange Commission relating to executive compensation disclosure, the amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. Under SFAS 123(R), the amount recognized in fiscal year 2008 includes amounts related to options granted in prior fiscal years, as well as in fiscal year 2008. Assumptions used in the calculation of these amounts are disclosed in Note 12 to our audited consolidated financial statements for the fiscal year ended July 26, 2008.

(2)	Each of Messrs. Cole, Rende and Knigin were employed by or were consultants to Movie Star prior to the merger. Their compensation for the year ended July 28, 2007 and for the period from July 29, 2007 to January 28, 2008 (the closing date of the merger) has been included in this table, but is not included in our consolidated financial statements for the fiscal years ended July 28, 2007 and July 26, 2008.

(3)	In accordance with the terms of its consulting agreement, Performance Enhancement Partners, LLC received an annual consulting fee of $400,000 plus an additional consulting fee of $100,000. Mr. Cole is the sole member of Performance Enhancement Partners, LLC.

(4)	Represents stock-based compensation expense, as computed in accordance with SFAS 123(R), recorded during the fiscal year ended July 26, 2008 relating to 50,000 fully vested shares of common stock issued to Performance Enhancement Partners, LLC.

(5)	Represents annual consulting fee, pro-rated for a partial year of service.

(6)	In accordance with Mr. Rende’s amended and restated employment agreement dated January 24, 2008, his annual base salary increased from $240,000 to $340,000 effective November 30, 2007.

(7)	In accordance with the terms of his employment agreement, Mr. Rende received a cash bonus payment of $75,000 upon the consummation of the merger.

(8)	Represents stock-based compensation expense, as computed in accordance with SFAS 123(R), recorded during the fiscal year ended July 26, 2008 relating to 24,194 fully vested shares issued to Mr. Rende upon the consummation of the merger.

(9)	Represents payments that we made in fiscal year 2008 for the named executive officers as follows:

					Matching
		Long Term	Group		Contribution
Named	Life	Disability	Health	Automobile	Under the
Executive Officer	Insurance	Insurance	Insurance	Expenses	401(k) Plan	Total
Thomas Rende	$2,680	$3,225	$17,715	$1,940	$3,165	$28,725
Linda LoRe	24,675	1,751	13,463	15,000	6,255	61,144
Melvyn Knigin	$8,980	$9,446	$17,866	$5,315	$1,425	$43,032

(10)	In accordance with Mr. Rende’s amended and restated employment agreement dated November 28, 2006, his annual base salary increased from $220,000 to $240,000 effective December 1, 2006.

(11)	For fiscal year 2007, each of Messrs. Rende and Knigin earned a bonus in accordance with the terms of the Movie Star 1998 Senior Executive Incentive Plan, as amended. Under the 1998 Senior Executive Incentive Plan, the compensation committee has the discretion to award non-equity incentive compensation to senior executives in an amount not to exceed 6.75% of net income before taxes over the base amount of $1,200,000. The compensation earned by Messrs. Rende and Knigin is based on a percentage of our net income before taxes and before the calculation of all compensation under the 1998 Senior Executive Incentive Plan for such fiscal year, and excludes the merger-related fees (“Net Income”). The compensation is calculated at two levels, the first level is based on Net Income in excess of $1,200,000 and up to $3,200,000, and the second level is based on Net Income in excess of $3,200,000. The following table shows the percentages that Messrs. Knigin and Rende were entitled to receive under their respective employment agreements:

	Net Income
	From $1,200,000	Net Income in Excess
Named Executive Officer	to $3,200,000	of $3,200,000
Melvyn Knigin	3.0%	3.75%
Thomas Rende	1.0%	1.25%

(12)	Represents payments that we made in fiscal year 2007 for the named executive officers as follows:

					Matching
		Long Term	Group		Contribution
Named	Life	Disability	Health	Automobile	Under the
Executive Officer	Insurance	Insurance	Insurance	Expenses	401(k) Plan	Total
Thomas Rende	$2,802	$3,225	$15,153	$2,501	$2,350	$26,031
Linda LoRe	—	1,602	14,079	12,000	5,976	33,657
Melvyn Knigin	$9,102	$9,446	$14,990	$5,300	$625	$39,463

(13)	In accordance with the terms of her equity incentive agreement, Ms. LoRe received a cash bonus payment of $225,000 upon the consummation of the merger.

(14)	Represents stock-based compensation expense, as computed in accordance with SFAS 123(R), recorded during the fiscal year ended July 26, 2008 relating to 200,000 shares of common stock issued to Ms. LoRe upon the consummation of the merger. 100,000 of these shares vest on December 31, 2009, 50,000 shares vest on December 31, 2010, and the remaining 50,000 shares vest on December 31, 2011.

(15)	For fiscal year 2007, Ms LoRe received a performance bonus of $200,000 in accordance with the terms of FOH Holdings’ Management Bonus Plan, under which the board of directors of FOH Holdings approved a bonus for fiscal year 2007 of up to an aggregate of $1 million for FOH Holdings’ management employees. $800,000 of the bonus allotment was reserved for bonus awards based on (i) FOH Holdings meeting EBITDA targets approved in FOH Holdings’ budget for fiscal year 2007 and (ii) eligible employees meeting their individual performance goals. In addition, $200,000 was reserved to reward for extraordinary performance on a discretionary basis.

(16)	Represents stock-based compensation expense, as computed in accordance with SFAS 123(R), recorded during the fiscal years ended July 26, 2008 and July 28, 2007 relating to 4,808 and 17,483 shares of restricted stock granted to Mr. Knigin on each of July 1, 2007 and July 1, 2008, respectively. All of Mr. Knigin’s shares vested on February 13, 2009.

Compensation Arrangements for Executive Officers
     Peter Cole
     On April 9, 2007, we entered into a consulting agreement with Performance Enhancement Partners, LLC, pursuant to which Performance Enhancement Partners provides us with the personal services of Peter Cole to serve as our Executive Chairman. The consulting agreement expired on July 26, 2008 and we exercised our option to extend the consulting agreement until January 26, 2009. The agreement originally provided us with an option to extend the consulting agreement for a second six-month period from January 27, 2009 through July 25, 2009 upon 90 days’ prior written notice. On October 22, 2008, we amended the consulting agreement to extend the agreement for an additional six-month period from January 27, 2009 to July 25, 2009 unless earlier terminated upon 30 days’ prior written notice. Pursuant to the consulting agreement, as amended, Performance Enhancement Partners receives a consulting fee at the annual rate of $400,000, payable in four equal quarterly installments in arrears. For the fiscal year ended July 26, 2008, Performance Enhancement Partners received an additional consulting fee of $100,000. Mr. Cole is required to devote substantially all of his business time, energies and attention to our business and affairs in the performance of his duties under the consulting agreement.
     On January 28, 2008, the closing date of the merger, we (i) issued to Performance Enhancement Partners 50,000 shares of our common stock under the 2000 Performance Equity Plan and (ii) granted to Performance Enhancement Partners a five-year non-qualified option to purchase 137,500 shares of our common stock under the 2000 Performance Equity Plan at an exercise price equal to $3.10 per share, the last sale price of our common stock on the closing date of the merger. 87,500 of the shares underlying the option vested on the date of grant and 50,000 shares vested on July 26, 2008. On July 28, 2008, the commencement date of the first extension period, we granted to Performance Enhancement Partners under the 2000 Performance Equity Plan a five-year non-qualified option to purchase 25,000 shares of our common stock at an exercise price of $0.96 per share, the last sale price of our common stock on the date of grant, which vested on the six-month anniversary of the date of grant. In connection with the amendment to extend the consulting agreement for a second six-month period until July 25, 2009, on January 27, 2009 (the commencement date of the second extension period), we granted Performance Enhancement Partners an option to purchase 25,000 shares of our common stock at an exercise price equal to $0.37 per share, the last sale price of our common stock on the date of grant. These shares will vest in six equal monthly installments commencing on the one-month anniversary of the commencement date of the second extension period.
     If the consulting agreement is terminated for any reason during the second extension period, we will pay to Performance Enhancement Partners the consulting fee through the date of termination. Additionally, any portion of an option granted that has not vested on the date of termination shall immediately expire.
     Thomas Lynch
     On January 29, 2009, we entered into an employment agreement with Thomas Lynch, which provides for Mr. Lynch to be employed as our Chief Executive Officer for a two year term which commenced on January 2, 2009 until January 2, 2011 at a base salary of $600,000 per year. Pursuant to the terms of the employment agreement, in addition to his base salary, Mr. Lynch is eligible to receive, for the fiscal years ending July 31, 2010 and July 30, 2011, an annual performance bonus equal to 65% of his base salary based on achieving certain targeted performance goals determined by the compensation committee after consultation with him. The bonus for the fiscal year ending July 31, 2011 will be prorated for the partial year. No performance bonus will be paid to Mr. Lynch for the fiscal year ending July 25, 2009.
     In addition to his base salary, on January 29, 2009, we granted Mr. Lynch a ten-year, non-qualified option to purchase 360,000 shares of common stock under our 1988 Non-Qualified Stock Option Plan at an exercise price of $0.38 per share. 120,000 option shares are immediately exercisable and 120,000 shares will vest on each of January 2, 2010 and 2011.
     Additionally, on January 29, 2009, we issued Mr. Lynch 100,000 shares of restricted stock. 50,000 shares will vest on January 2, 2010, provided that Mr. Lynch is employed by us and that he has purchased an aggregate of 250,000 shares of common stock in the open market in accordance with the terms of a 10b5-1 trading plan to be entered into by Mr. Lynch during the first open window period that such plan can be entered into in accordance with the terms of our insider trading policy (the “stock purchase”). If Mr. Lynch does not complete the stock purchase by January 2, 2010, then the 50,000 shares will not vest on such date; however, all 100,000 shares will vest on January 2, 2011 provided that Mr. Lynch is employed by us and has completed the stock purchase by such date.

     The employment agreement provides that if, during the employment term, we terminate Mr. Lynch without “cause” or he terminates his employment for “good reason” (as such terms are defined in the employment agreement), we will be required to pay to him (i) his base salary for (a) four months from the date of termination if such date is prior to July 2, 2009, (b) six months from the date of termination if such date is between July 2, 2009 and January 2, 2010 or (c) eight months from the date of termination if such date is after January 2, 2010 and prior to the end of the employment term and (ii) his annual performance bonus, pro-rated to the date of termination. In addition, the portion of the stock option that would otherwise have vested within the one-year period following termination will immediately vest and the restricted stock would continue to vest as scheduled, provided that the stock purchase requirement is met.
     Mr. Lynch’s employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Lynch’s designated beneficiary and a disability insurance policy for Mr. Lynch providing a non-taxable benefit of at least $10,000 per month payable to Mr. Lynch in the event of his disability. Under the employment agreement, Mr. Lynch is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control provisions.
     Thomas Rende
     On January 24, 2008, we entered into an employment agreement with Thomas Rende, which became effective on January 28, 2008, the closing date of the merger. The employment agreement provides for Mr. Rende to continue to be employed as our Senior Vice President and Chief Financial Officer until December 31, 2009 at a base salary of $340,000 per year, to be paid retroactively from November 30, 2007, the mailing date of the Company’s Definitive Proxy Statement for its Special Meeting in Lieu of Annual Meeting held on January 23, 2008. Pursuant to the terms of the employment agreement, upon the completion of the merger, Mr. Rende received a bonus equal to (a) $75,000 in cash and (b) 24,194 shares of common stock, which represents $75,000 divided by $3.10, the last sale price of a share of our common stock on the closing date of the merger. Mr. Rende is also eligible to receive, for the fiscal years ending July 26, 2008, July 25, 2009 and July 31, 2010, an annual performance bonus equal to 35% of his base salary based on achieving certain targeted performance goals determined by the compensation committee after consultation with him. The bonus for the fiscal year ending July 31, 2010 will be prorated for the partial year. No performance bonus was paid to Mr. Rende for the fiscal year ended July 26, 2008 because no bonus plan was in effect for fiscal year 2008.
     The employment agreement provides for us to pay the premiums on a life insurance policy for Mr. Rende providing a death benefit of $1,000,000 to his designated beneficiary and a disability insurance policy for Mr. Rende providing a non-taxable benefit of at least $7,500 per month payable to him in the event of his disability. Mr. Rende is also entitled to participate in our group medical insurance and Retired Senior Executive Medical Plan for the duration of the term of the agreement. Under the employment agreement, Mr. Rende is prohibited from disclosing confidential information about us and employing or soliciting any of our current employees to leave us during his employment and for a period of one year thereafter. The employment agreement does not contain any change of control provisions.
     Linda LoRe
     On January 28, 2008, the closing date of the merger, we and FOH Holdings entered into an employment agreement with Linda LoRe for an initial three year term from August 1, 2007 to August 1, 2010, pursuant to which she serves as the President and Chief Executive Officer of the retail division and a director of our company. In February 2009, Ms. LoRe was promoted and now also serves as President of the Company. Her employment agreement was not amended in connection with the promotion. The employment agreement will automatically be extended for additional one-year periods unless earlier terminated or either we or Ms. LoRe give the other notice of our or her intent to terminate at least three months prior to the end of the initial term or any renewal period. It is intended that the employment term will not exceed an aggregate of seven years. The employment agreement provides for a base salary of $650,000 per year, to be reviewed annually for possible increases at the board’s discretion. The employment agreement also provides for an annual performance bonus up to 50% of her base salary based on achieving certain targeted performance goals to be determined by the compensation committee after consultation with Ms. LoRe. No performance bonus was paid to Ms. LoRe for the fiscal year ended July 26, 2008 because no bonus plan was in effect for fiscal year 2008.
     The employment agreement provides for us to pay the premiums on a life insurance policy for Ms. LoRe providing a death benefit of $3,000,000 to her designated beneficiary and a disability insurance policy for Ms. LoRe providing a benefit of 60% of Ms. LoRe’s monthly base salary payable to her in the event of her disability. Ms. LoRe is also entitled to participate in welfare benefit plans maintained for our executive officers. Ms. LoRe is prohibited from disclosing confidential information about us or any of our subsidiaries and employing or soliciting any of our current employees to leave the company during her employment and for a period of two years thereafter.
     On January 28, 2008, the closing date of the merger, the Equity Incentive Agreement, dated December 14, 2007, between FOH Holdings and Ms. LoRe became effective, pursuant to which Ms. LoRe became entitled to receive an option to purchase an aggregate of 100,000 shares of our common stock under the Amended and Restated 2003 Employee Equity Incentive Plan (“2003 Plan”) at an exercise price of $3.10 per share (the last sale price of our common stock on the closing date of the merger). 25,000 shares vested on the closing date and the remaining shares vest in three equal annual installments of 25,000 shares and will expire ten years after the date of grant. Pursuant to the Equity Incentive Agreement, Ms. LoRe also became entitled to receive an aggregate of 200,000 shares of our restricted common stock, 100,000 shares of which will vest on December 31, 2009, 50,000 shares will vest on December 31, 2010 and the remaining 50,000 shares will vest on December 31, 2011. Upon the closing of the merger, Ms. LoRe also became entitled under the Equity Incentive Agreement to receive a cash bonus of $225,000.
     We currently have a key person insurance policy on the life of Ms. LoRe in the amount of $7.0 million under which we are the beneficiary.
     Melvyn Knigin
     On October 3, 2006, we entered into an employment agreement with Melvyn Knigin, which provided for Mr. Knigin to be employed as President and Chief Executive Officer of the wholesale division until June 30, 2009 and to then serve as our Senior Vice President of Global Walmart Corporate Sales from July 1, 2009 until June 30, 2011. On February 13, 2009, we entered into an amended and restated employment agreement with Mr. Knigin, pursuant to which he resigned from his position as President and Chief Executive Officer of the wholesale division and a director of the Company and became Senior Vice President of Sales — Wholesale Division for an initial term through June 30, 2011. The agreement will be automatically renewed for up to two additional one-year periods unless earlier terminated or either party gives the other notice of its intent to terminate at least three months prior to the end of the initial term or the next renewal period. Pursuant to the amended employment agreement, Mr. Knigin will receive a base salary of $400,000 per year until June 30, 2009 and will receive a base salary of $280,000 per year from July 1, 2009 until June 30, 2011 and any applicable renewal period. Mr. Knigin also will be entitled to receive a bonus for each twelve month period ending June 30, 2010 and 2011 and any subsequent twelve month period during which the agreement is continued equal to 2% of the actual sales by the Company to Walmart generated by Mr. Knigin, net of discounts, returns, charge backs, allowances, and any and all customer deductions, over $18,500,000.
     Pursuant to the terms of the amended employment agreement, the vesting date of the 22,291 shares of restricted stock issued to Mr. Knigin in connection with his prior employment agreement that were scheduled to vest on June 30, 2009 was accelerated to February 13, 2009.
     Mr. Knigin’s amended employment agreement also provides for us to pay the premiums on a life insurance policy for him providing a death benefit of $1,500,000 to Mr. Knigin’s designated beneficiary and a disability insurance policy for Mr. Knigin providing a non-taxable benefit of at least $10,000 per month payable to Mr. Knigin in the event of his disability. Mr. Knigin is also entitled to participate in our group medical insurance for the duration of the term of the employment agreement. Pursuant to the employment agreement, Mr. Knigin is prohibited from disclosing confidential information about us and is prohibited from seeking employment with a competitor during the term of the employment agreement and, if he terminates his employment other than for “good reason” (as defined in the employment agreement) prior to the expiration of the term of the employment agreement or we terminate his employment for “cause” (as defined in the employment agreement) prior to the expiration of the term of the employment agreement, for an additional period of two years following the date of termination. Mr. Knigin’s employment agreement does not contain any change of control provisions.
     We currently have a key person life insurance policy on the life of Mr. Knigin in the amount of $5.0 million under which we are the beneficiary. We are currently in the process of terminating this policy.

Grants of Plan-Based Awards
     The following table sets forth information regarding awards to the named executive officers under our equity compensation plans during the fiscal year ended July 26, 2008. There can be no assurance that the grant date fair value of the stock and option awards will ever be realized by the individual. The amount of these awards that was expensed is included in the Summary Compensation Table:

						Exercise
						Price of
					Exercise or	Option
		Number of		Number of	Base Price	Awards	Grant Date
		Shares of		Securities	of Option	on the	Fair Value of
		Stock		Underlying	Awards	Grant Date	Stock and Option
Name	Grant Date	(#)		Options (#)	($/sh)	($/sh)(1)	Awards ($)(2)
Peter Cole	1/28/08	50,000	(3)	—	—	—	155,000
	1/28/08	—		137,500 (4)	3.10	3.10	266,139

Thomas Rende	1/28/08	24,194	(3)	—	—	—	75,000
	1/28/08	—		78,750 (5)	3.10	3.10	152,425

Linda LoRe	1/28/08	200,000	(6)	—	—	—	636,076
	1/28/08	—		100,000 (7)	3.10	3.10	193,178

Melvyn Knigin	7/1/07	4,808	(8)	—	—	—	25,000
	7/1/08	17,483	(8)	—	—	—	25,000

(1)	Represents the closing price of our common stock on the date of grant.

(2)	The fair value of the stock and option awards was calculated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for each grant: risk-free interest rate 3.15%; expected life seven years; expected volatility 61% and expected dividends of zero. The fair value generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the holder.

We account for our stock-based employee compensation arrangements under SFAS No. 123(R), which requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards, in the financial statements.

(3)	All of these shares were vested on the grant date.

(4)	87,500 of these options vested on the grant date and 50,000 vested on July 26, 2008.

(5)	All of these options were vested on the grant date.

(6)	100,000 shares vest on December 31, 2009, 50,000 shares vest on December 31, 2010 and the remaining 50,000 shares vest on December 31, 2011.

(7)	These options vest 25% on the grant date and on each of the first through third anniversaries of the grant date.

(8)	These shares vested on February 13, 2009.

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes the outstanding option awards as of July 26, 2008 for each of the named executive officers:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Exercisable	Un-exercisable	Exercise	Expiration
Name	Options (#)	Options (#)	Price ($)	Date
Peter Cole	137,500	—	$3.10	1/27/2013

Thomas Rende	17,500	—	1.25	11/03/2008
	17,500	—	2.125	2/21/2010
	17,500	—	1.375	6/29/2010
	22,500	15,000 (1)	2.90	12/09/2014
	15,000	60,000 (2)	2.00	10/12/2016
	78,750	—	3.10	1/27/2015

Linda LoRe	244,907	—	1.90	12/01/2013
	60,114	180,341 (3)	2.46	12/07/2016
	25,000	75,000 (3)	3.10	1/27/2018

Melvyn Knigin	187,500	62,500 (4)	$2.00	10/02/2016

(1)	These options vest in two equal annual installments beginning on December 10, 2008.

(2)	These options vest in four equal annual installments beginning on October 13, 2008.

(3)	These options vest in three equal annual installments of beginning on January 29, 2008.

(4)	These options vested on October 3, 2008.
Option Exercises in Fiscal Year 2008
     None of our named executive officers exercised options during the fiscal year ended July 26, 2008.
Potential Termination or Change of Control Payments
     Each of our named executive officers has an employment or consulting agreement with us that provides for the following potential payments in the event of their termination. All such payments will be paid in accordance with our normal payroll procedures. Of the named executive officers, only Linda LoRe’s employment agreement contains a change of control provision.
     Peter Cole
     Payment Upon Termination For Any Reason. If the consulting agreement, as amended, with Performance Enhancement Partners is terminated for any reason, Performance Enhancement Partners, or its designated beneficiary, as the case may be, will be entitled to receive the consulting fee through the date of termination and all valid expense reimbursements. In addition, any portion of an option granted during the second extension period that has not vested on the date of termination shall immediately expire.
     Thomas Rende
     Payment Upon Death or Disability. In the event of death or termination due to “disability” (as defined in his employment agreement), Mr. Rende, or his designated beneficiary, as the case may be, will be entitled to receive:
•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of months worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.
In addition, in the case of death, his beneficiary will be entitled to receive proceeds from a company-paid life insurance policy provided to him in his name. We also maintain a long-term disability insurance policy for Mr. Rende, which will provide a non-taxable benefit of at least $7,500 per month, payable to him.
     Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. If Mr. Rende terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), or if we do not continue his employment at the end of the employment term upon substantially similar terms, he will be entitled to receive the following:
•	base salary through the end of the employment term (December 31, 2009);

•	the sum of $250,000, payable in equal installments so that the entire amount will be received by March 15th of the calendar year following the date of termination;

•	any non-equity incentive compensation that would have become payable to him through the end of the employment term;

•	life, disability and health insurance benefits through the end of the employment term;

•	continuation of medical coverage for one year after the end of the employment term;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.
     Linda LoRe
     Payment Upon Death or Disability. In the event of death or termination due to “disability” (as defined in her employment agreement), Ms. LoRe, or her designated beneficiary, as the case may be, will be entitled to receive:
•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of days worked during the fiscal year of termination;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.
In addition, in the case of death, her beneficiary will be entitled to receive $3,000,000 from a company-paid life insurance policy. We also maintain a long-term disability insurance policy for Ms. LoRe, which will provide a benefit of 60% of Ms. LoRe’s monthly base salary, payable to her.
     Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. If Ms. LoRe terminates her employment for “good reason” (as defined in her employment agreement) or is terminated by us without “cause” (as defined in her employment agreement), she will be entitled to receive the following:
•	base salary through the date of termination;

•	an amount equal to 1.25 times her base salary in effect on the termination date, payable no later than 45 days after the termination date; provided that to the extent necessary to avoid noncompliance with Internal Revenue Code Section 409A, such amount may be placed in an interest bearing escrow account and the deposited amount paid in full to Mr. LoRe six months after the termination date.

•	any non-equity incentive compensation that would have become payable for the year in which the employment was terminated, pro-rated for the number of days worked during the fiscal year of termination;

•	company-paid continuation of medical coverage for eighteen months after the termination date;

•	any unpaid vested benefits and other amounts or benefits Ms. LoRe is eligible to receive as of the termination date under any plan, contract or agreement with us to which Ms. LoRe is a party at such time as required under the applicable plan, contract or agreement.

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.
     Payment Upon a Change in Control. If there is a “change in control” (as defined in her employment agreement) during the employment term and Ms. LoRe terminates her employment for “good reason” or is terminated without “cause” within eighteen months following the change in control, she will be entitled to receive what she would have been entitled to receive upon a termination for good reason or without cause as described above, except that she would be entitled to receive an amount equal to 1.75 times her base salary instead of 1.25 times her base salary, plus a bonus equal to the targeted performance bonus in effect on the date of termination. In addition, all outstanding stock options, restricted stock and other equity awards under any of our equity incentive plans will immediately vest and become fully exercisable.
     Melvyn Knigin
     Payment Upon Death or Disability. In the event of Mr. Knigin’s death or termination due to “disability” (as defined in his amended employment agreement), he or his designated beneficiaries, as the case may be, will be entitled to receive:
•	base salary through the date of death or disability;

•	any non-equity incentive compensation that would have become payable for the year in which employment was terminated, pro-rated to include the last month during the bonus period in which orders were shipped and included in Walmart net sales;

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.
In addition, in the case of his death, Mr. Knigin’s beneficiaries will be entitled to receive proceeds from a company-paid life insurance policy provided to him in his name. We also maintain a long-term disability insurance policy for Mr. Knigin, which will provide a non-taxable benefit of at least $10,000 per month payable to him.
     Payment Upon Involuntary Termination Without Cause or Resignation for Good Reason. In accordance with the terms of Mr. Knigin’s amended and restated employment agreement, dated as of February 13, 2009, if Mr. Knigin terminates his employment for “good reason” (as defined in his employment agreement) or is terminated by us without “cause” (as defined in his employment agreement), he will be entitled to receive the following:
•	base salary through the end of the initial term (June 30, 2011) or, if termination occurs during a renewal period, through the end of the applicable renewal period;

•	any non-equity incentive compensation that would have become payable through the end of the term or any applicable renewal period (deemed to be the amount of non-equity incentive compensation payable for the bonus period prior to the bonus period in which employment is terminated);

•	all valid business expense reimbursements; and

•	all accrued but unused vacation pay.

     The following table reflects the amounts that would have been payable to each of the named executive officers in accordance with the terms of the employment or consulting agreements in effect as of July 26, 2008 had their employment or consultancy terminated as of July 26, 2008:

					Involuntary
					Termination
					Without Cause
					or
		Change in		Death or	Resignation for
Name	Benefits	Control(1)		Disability	Good Reason
Peter Cole(2)	Consulting Fee	$—		$—	$200,000
	Additional Consulting Fee	—		100,000	100,000

	Total	$—		$100,000	$300,000

Thomas Rende	Base Salary	$—		$—	$481,667
	Non-Equity Incentive
	Compensation	—		—	—
	Severance	—		—	250,000
	Medical Insurance	—		—	42,811
	Disability Insurance	—		—	8,063
	Life Insurance	—		—	7,005
	Accrued Vacation Pay	—		13,846	13,846

	Total	$—		$13,846	$803,392

Linda LoRe	Base Salary	$—		$—	$—
	Severance	1,137,500		—	812,500
	Non-Equity Incentive
	Compensation	—		—	—
	Restricted Stock(3)	190,000	(3)	—	—
	Medical Insurance	20,195		—	20,195
	Disability Insurance	—		—	—
	Life Insurance	—		—	—
	Accrued Vacation Pay	317,497		317,497	317,497

	Total	$1,665,192		$317,497	$1,150,192

Melvyn Knigin	Base Salary	$—		$—	$575,000	(4)
	Non-Equity Incentive
	Compensation	—		—	—
	Restricted Stock	—		—	50,000	(5)
	Accrued Vacation Pay	—		21,538	21,538

	Total	$—		$21,538	$646,538

(1)	The consulting and employment agreements for each of Messrs. Cole, Rende and Knigin do not contain any change in control provisions.

(2)	Represents the amount that would have been payable to Performance Enhancement Partners under the original consulting agreement dated April 9, 2007 had the consulting agreement been terminated on July 26, 2008. Pursuant to the amendment to the consulting agreement with Performance Enhancement Partners, dated October 22, 2008, if, during the second extension period (January 27, 2009 to July 25, 2009), the consulting agreement is terminated for any reason, Performance Enhancement Partners, or its designated beneficiary, as the case may be, will be entitled to receive the consulting fee through the date of termination and all valid expense reimbursements.

(3)	Represents the value of restricted stock subject to accelerated vesting using the closing price of our common stock of $0.95 on July 25, 2008, the last business day of our fiscal year ended July 26, 2008.

(4)	Represents the base salary that would have been payable to Mr. Knigin under his prior employment agreement, dated as of October 3, 2006, had that employment agreement been terminated on July 26, 2008. In accordance with the terms of Mr. Knigin’s amended and restated employment agreement, dated as of February 13, 2009, in the event Mr. Knigin terminates his employment for “good reason” (as defined in the employment agreement) or we terminate his employment without “cause” (as defined in the employment agreement), he will be entitled to receive his annual base salary through June 30, 2011 ($575,000 per year through June 30, 2009 and $280,000 per year from July 1, 2009 to June 30, 2011), or if such termination occurs during a renewal period, through the end of such renewal period.

(5)	Represents $25,000 of our common stock issued on each of July 1, 2007 and 2008, which vested on February 13, 2009.
Compensation Plans
Non-Equity Compensation Plan
     1998 Senior Executive Incentive Plan
     In September 1998, our compensation committee adopted an incentive compensation plan. Under the 1998 Senior Executive Incentive Plan, as amended, the compensation committee has the discretion to award bonus compensation to senior executives in an amount not to exceed 6.75% of any excess pre-tax income over the base amount of $1,200,000. No awards were made under the plan to our named executive officers for fiscal year 2008.
Equity Compensation Plans
     Employee Stock Ownership Plan
     Effective December 31, 2007, we terminated our Employee Stock Ownership and Capital Accumulation Plan (“Employee Stock Plan”). As of March 6, 2009, there were 342 participants who were entitled to receive an aggregate of 84,053 shares of our common stock.
     1994 Incentive Stock Option Plan
     In 1994, we adopted an Incentive Stock Option Plan. Our shareholders approved the 1994 Plan on December 8, 1994. The purpose of the 1994 Plan was to enable us to attract and retain key employees by providing them with an opportunity to participate in our ownership. The compensation committee makes awards under the 1994 Plan. The 1994 Plan was intended to comply with Section 422A of the Internal Revenue Code of 1986, as amended. All options were granted at market value as determined by reference to the price of shares of our common stock on the NYSE Alternext US. Effective July 15, 2004, options can no longer be granted under the 1994 Plan. As of March 6, 2009, there were no options outstanding under the 1994 Plan.
     Amended and Restated 1988 Non-Qualified Stock Option Plan
     On December 13, 1988, our shareholders approved the 1988 Non-Qualified Stock Option Plan covering up to 833,333 shares of common stock to provide an additional continuing form of long-term incentive to selected officers. On September 19, 2006, our board of directors approved the Amended and Restated 1988 Non-Qualified Stock Option Plan, which (i) increased the time period in which an employee terminated for any reason other than death or disability has to exercise the portion of the option which is exercisable on the date of termination from 30 days to 90 days following the date of termination; (ii) provides for continued exercisability of options after termination in the discretion of the compensation committee as set forth in the stock option agreement at the time of grant; (iii) increased the time period in which an employee terminated due to disability has to exercise the option from 180 days to one year from the date of termination; and (iv) increased the time period in which the legal representative or legatee under the will of an employee who dies within 90 days (instead of 30 days) after the date of termination of employment or while employed by us or a subsidiary has to exercise the decedent employee’s option from 180 days to one year from the date of death. Unless terminated by the board, the 1988 Plan shall remain effective until no further options may be granted and all options granted under the 1988 Plan are no longer outstanding. During fiscal year 2008, no options were granted to our employees under the 1988 Non-Qualified Stock Option Plan and 350,000 options were granted to our employees during fiscal year 2007. On January 29, 2009, we granted an option to purchase 360,000 shares of common stock under the 1988 Plan to our Chief Executive Officer at an exercise price of $0.38 per share. 120,000 shares are immediately exercisable and 120,000 shares will vest on each of January 2, 2010 and 2011. As of March 6, 2009, there were options outstanding to purchase 772,500 shares, exercisable at prices ranging from $0.38 per share to $2.90 per share of our common stock at a weighted average exercise price of $1.32 per share.

     Amended and Restated 2000 Performance Equity Plan
     On February 22, 2000, the board of directors adopted the 2000 Performance Equity Plan covering 375,000 shares of common stock under which our officers, directors, key employees and consultants are eligible to receive incentive or non-qualified stock options, stock appreciation rights, restricted stock awards, deferred stock, stock reload options and other stock based awards. Shareholders approved the 2000 Performance Equity Plan on November 28, 2000. On January 23, 2008, our shareholders approved the Amended and Restated 2000 Performance Equity Plan, which increased the number of shares of our common stock available for issuance under the plan from 375,000 shares to 2,000,000 shares, added a 500,000 share limit on grants to any individual in any one calendar year in order for the plan to comply with Section 162(m) of the Internal Revenue Code and made other changes to comply with Section 409A of the Internal Revenue Code. The Amended and Restated 2000 Performance Equity Plan will terminate when no further awards may be granted and awards granted are no longer outstanding, provided that incentive options may only be granted until February 21, 2010. To the extent permitted under the provisions of the 2000 Performance Equity Plan, the compensation committee has authority to determine the selection of participants, allotment of shares, price and other conditions of awards. During fiscal years 2008 and 2007, 491,250 and 27,500 options, respectively, were granted to our employees under the 2000 Performance Equity Plan, and 127,500 options have been granted to our employees under the 2000 Performance Equity Plan subsequent to the end of fiscal year 2008. As of March 6, 2009, there were options outstanding to purchase an aggregate of 784,250 shares, exercisable at prices ranging from $0.17 per share to $3.10 per share of our common stock at a weighted average exercise price of $2.35 per share.
     During the year ended July 26, 2008, we issued, pursuant to the 2000 Performance Equity Plan, 24,194 fully vested shares of common stock to our Chief Financial Officer and 50,000 shares to our Executive Chairman at a price of $3.10 per share. On July 1, 2008 and 2007, we also issued 17,483 and 4,808 shares of restricted stock, respectively, under the 2000 Performance Equity Plan to the Chief Executive Officer of the wholesale division. These shares vested on February 13, 2009. On January 29, 2009, we issued, pursuant to the 2000 Performance Equity Plan, 100,000 shares of restricted stock to our Chief Executive Officer. 50,000 shares vest on each of January 2, 2010 and 2011, subject to certain conditions.
     Our Non-Employee Director Compensation Plan provides that each non-employee director may elect to receive the annual stipend and meeting fees in cash and/or shares of our common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. As of July 26, 2008, an aggregate of 104,790 shares of common stock have been issued to non-employee directors under the 2000 Performance Equity Plan.
     Amended and Restated 2003 Employee Equity Incentive Plan
     FOH Holdings adopted the 2003 Employee Equity Incentive Plan on December 1, 2003. The plan authorized FOH Holdings to issue incentive or nonqualified stock options to its employees and officers. The plan was amended and restated as of December 1, 2006, primarily to increase the number of shares covered under the plan and to permit the issuance of nonqualified stock options to independent directors. Unless previously terminated by the board, the 2003 plan will terminate on November 30, 2010 and no options may be granted under the 2003 plan after that date, but such termination will not affect any rights under an option already granted to a holder. On January 28, 2008, upon the consummation of the merger, the 2003 plan and underlying options were assumed by us. As of March 6, 2009, there were options outstanding to purchase an aggregate of 975,974 shares, exercisable at prices ranging from $1.12 per share to $4.52 per share of our common stock at a weighted average exercise price of $2.38 per share. No additional grants may be made under the 2003 Plan.
Compensation Arrangements for Directors
     We pay our non-employee directors in accordance with the terms of our Non-Employee Director Compensation Plan, which was adopted by the board of directors of Movie Star, Inc. in December 2004 and became effective on January 1, 2005. Under the plan, each non-employee director receives (i) an annual stipend of $20,000, payable quarterly in arrears, (ii) $2,000 per day for board or committee meetings attended in person, regardless of the number of meetings held that day and (iii) $1,000 per meeting for board or committee meetings attended telephonically, unless two or more teleconference call meetings are held back-to-back on the same call, in which case each non-employee director will receive $1,000 for the entire call. Payment of the annual stipend and meeting fees are made, at the election of each non-employee director, in cash and/or shares of common stock under our 2000 Performance Equity Plan in such proportion as is determined by each non-employee director. If a non-employee director elects to be paid in stock, either in full or in part, the number of shares of common stock to be issued is determined by dividing the dollar amount of the stipend and meeting fees earned during the quarter (or a percentage thereof, if the non-employee director elects to receive stock payment in part) by the last sale price of our common stock on the last trading day of each calendar quarter in which the fees were earned.
     We also pay or reimburse each non-employee director for all transportation, hotel and other expenses reasonably incurred by the non-employee director in connection with attendance at board and committee meetings against itemized reports and receipts submitted with respect to any such expenses and approved in accordance with our customary procedures.
     It was anticipated that, following the closing of the merger, the Non-Employee Director Compensation Plan would be amended to, among other things, increase the annual stipend, provide additional annual stipends for committee chairpersons, revise the per meeting compensation fees and provide for a stock option grant. However, due to the current economic conditions, the board determined to forego any increases in their compensation and maintain the current structure of the plan as described above.
     The following table summarizes the compensation of our non-employee directors for the fiscal year ended July 26, 2008. Directors who are employees of or consultants to our company do not receive separate compensation for their service as a director.

	Fees Earned or		All Other
	Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
John L. Eisel(2)	38,017	—	—	38,017
William F. Harley(3)	—	13,000	—	13,000
Rose Peabody Lynch(4)	34,350	3,150	—	37,500
Thomas J. Lynch(5)	22,000	—	—	22,000
Michael A. Salberg(6)	40,017	—	—	40,017
Joel M. Simon(7)	26,134	13,883	—	40,017
Milton J. Walters(8)	30,750	4,750	—	35,500

(1)	Represents the dollar value of the compensation that the director elected to receive in shares of our common stock in lieu of cash compensation.

(2)	As compensation for his services as a director of the Company and for his attendance at board and/or committee meetings, Mr. Eisel received cash payments of $38,017. Of such amount, $20,000 relates to the period after the consummation of the merger on January 28, 2008 to July 26, 2008, and $18,017 relates to fees earned for serving as a director of Movie Star, Inc. prior to the merger from July 29, 2007 to January 28, 2008.

(3)	Mr. Harley became a director of the Company upon the closing of the merger on January 28, 2008. As compensation for his services as a director and for his attendance at board and/or committee meetings, Mr. Harley received payments in common stock of 9,427 shares at a total value of $13,000.

(4)	Ms. Lynch became a director of the Company upon the closing of the merger on January 28, 2008 and resigned from the board effective August 1, 2008. As compensation for her services as a director and for her attendance at board and/or committee meetings, Ms. Lynch received cash payments of $34,350 and payments in common stock of 2,312 shares at a total value of $3,150. Of such amount, $17,850 of cash and $3,150 of stock relates to the period after the consummation of the merger on January 28, 2008 to July 15, 2008, and $16,500 of cash relates to fees earned for serving as a director of FOH Holdings prior to the merger from July 29, 2007 to January 28, 2008

(5)	Mr. Lynch became a director of the Company upon the closing of the merger on January 28, 2008. As compensation for his services as a director and for his attendance at board and/or committee meetings, Mr. Lynch received cash payments of $22,000.

(6)	As compensation for his services as a director of the Company and for his attendance at board and/or committee meetings, Mr. Salberg received cash payments of $40,017. Of such amount, $21,000 relates to the period after the consummation of the merger on January 28, 2008 to July 26, 2008, and $19,017 relates to fees earned for serving as a director of Movie Star, Inc. prior to the merger from July 29, 2007 to January 28, 2008.

(7)	As compensation for his services as a director of the Company and for his attendance at board and/or committee meetings, Mr. Simon received cash payments of $26,134 and payments in common stock of 8,473 shares at a total value of $13,883. Of such amount, $12,673 of cash and $6,327 of stock relates to the period after the consummation of the merger on January 28, 2008 to July 26, 2008, and $13,461 of cash and $7,556 of stock relates to fees earning for serving as a director of Movie Star, Inc. prior to the merger from July 29, 2007 to January 28, 2008.

(8)	Mr. Walters became a director of the Company upon the closing of the merger on January 28, 2008. As compensation for his services as a director and for his attendance at board and/or committee meetings, Mr. Walters received cash payments of $30,750 and payments in common stock of 3,479 shares at a total value of $4,750. Of such amount, $14,250 of cash and $4,750 of stock relates to the period after the consummation of the merger on January 28, 2008 to July 26, 2008, and $16,500 of cash relates to fees earned for serving as a director of FOH Holdings prior to the merger from July 29, 2007 to January 28, 2008.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on the review of the copies of these forms furnished to us and representations that no other reports were required, all Section 16(a) reporting requirements were complied with during the fiscal year ended July 26, 2008.
Certain Relationships and Related Transactions
     Related Party Policy
     Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related party transactions are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any related party, which includes (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest. A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
     Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he or she is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
     In addition, our amended and restated bylaws provide for a 75% supermajority approval requirement in connection with important corporate decisions until July 28, 2009 (18 months after the consummation of the merger), including transactions with our officers, directors and shareholders.
     Related Party Transactions
     On January 28, 2008, the closing date of the merger, we entered into an escrow agreement with designated representatives of the FOH Holdings stockholders providing for the deposit into escrow of 2,368,916 shares of common stock (representing 20% of the shares of common stock issued to the FOH Holdings stockholders in the merger) for 18 months following the closing of the merger, subject to extension under certain circumstances, to cover any indemnification claims that we may bring for certain matters, including breaches of FOH Holdings’ covenants, representations and warranties in the merger agreement. Similarly, 618,283 treasury shares of our common stock (representing 7.5% of the aggregate number of issued and outstanding shares of common stock immediately prior to the closing of the merger) was deposited into escrow for 18 months following the closing of the merger, subject to certain conditions, to cover any indemnification claims that may be brought by the FOH Holdings stockholders against us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     A representative of MHM Mahoney Cohen CPAs (formerly, Mahoney Cohen & Company, CPA, P.C.), our independent registered public accounting firm for the fiscal year ended July 26, 2008, is expected to be present at the meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders. The board of directors has selected MHM Mahoney Cohen CPAs as our independent registered public accounting firm for the fiscal year ending July 25, 2009.
SOLICITATION OF PROXIES
     The solicitation of proxies in the enclosed form is made on behalf of our board of directors and we are paying for the cost of this solicitation. In addition to the use of the mails, proxies may be solicited personally or by telephone using the services of our directors, officers and regular employees at nominal cost. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses incurred in sending proxy material to beneficial owners of our stock.
SHAREHOLDER PROPOSALS AND NOMINATIONS
     In order for any shareholder proposal or nomination to be presented at the Annual Meeting of Shareholders to be held in 2010 or to be eligible for inclusion in our proxy statement for such meeting, we must receive them at our principal executive offices by November 17, 2009. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the annual shareholder meeting, intention to appear in person or by proxy at the annual shareholder meeting and material interest, if any, in the matter being proposed.
     Shareholders who wish to recommend to the nominating committee a candidate for election to the board of directors should send their letters to Frederick’s of Hollywood Group Inc., 1115 Broadway, 11th Floor, New York, New York 10010, Attention: nominating and governance committee. The Corporate Secretary will promptly forward all such letters to the members of the nominating committee. Shareholders must follow certain procedures to recommend to the nominating and governance committee candidates for election as directors. In general, in order to provide sufficient time to enable the nominating and governance committee to evaluate candidates recommended by shareholders in connection with selecting candidates for nomination in connection with our Annual Meeting of Shareholders, the Corporate Secretary must receive the shareholder’s recommendation no later than thirty days after the end of our fiscal year.
     The recommendation must contain the following information about the candidate:
•	Name;

•	Age;

•	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;

•	Principal occupation or employment and employment history (name and address of employer and job title) for the past 20 years (or such shorter period as the candidate has been in the workforce);

•	Educational background;

•	Permission for us to conduct a background investigation, including the right to obtain education, employment and credit information;

•	Three character references and contact information;

•	The number of shares of our common stock beneficially owned by the candidate;

•	The information that would be required to be disclosed by us about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K); and

•	A signed consent of the nominee to serve as a director of our company, if elected.

OTHER SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     The board of directors provides a process for shareholders and interested parties to send communications to the board. Shareholders and interested parties may communicate with the board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Frederick’s of Hollywood Group Inc. 1115 Broadway, New York, New York 10010. Each communication will be forwarded, depending on the subject matter, to the board, the appropriate committee chairperson or all non-management directors.
DISCRETIONARY VOTING OF PROXIES
     Pursuant to Rule 14a-4 promulgated by the SEC, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the 2009 Annual Meeting of Shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, unless we receive notice of such proposal at our principal office in New York, New York, not later than February 2, 2010.
INCORPORATION BY REFERENCE
     This proxy statement incorporates by reference certain information included in our Annual Report on Form 10-K for the fiscal year ended July 26, 2008, including our audited financial statements and supplementary data, management’s discussion and analysis of financial condition and results of operations and our quantitative and qualitative disclosures about market risk.
OTHER MATTERS
     The board of directors knows of no matter which will be presented for consideration at the Annual Meeting of Shareholders other than the matters referred to in this proxy statement. Should any other matter properly come before the Annual Meeting of Shareholders, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.
By Order of the Board of Directors
Thomas Rende, Secretary
New York, New York
March 17, 2009

IF NO DIRECTIONS ARE GIVEN, THE INDIVIDUALS DESIGNATED ABOVE WILL VOTE FOR ALL PROPOSALS IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS.
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FREDERICK’S OF HOLLYWOOD GROUP INC.
1115 BROADWAY
NEW YORK, NEW YORK 10010
THE ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FREDERICK’S OF HOLLYWOOD GROUP INC.
     The undersigned appoints Thomas J. Lynch and Thomas Rende, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Frederick’s of Hollywood Group Inc. held of record by the undersigned on March 6, 2009, at the Annual Meeting of Shareholders to be held at Club 101 on the Main Floor, 101 Park Avenue, New York, New York, on April 22, 2009 at 10:00 a.m. Eastern Time, and any postponements or adjournments thereof.
(Continued and to be signed on the reverse side.)

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ANNUAL MEETING OF SHAREHOLDERS OF
FREDERICK’S OF HOLLYWOOD GROUP INC.
April 22, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.fohgroup.com/investment.asp
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â

■	20900000000000000000 9	042209

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect the following directors to serve for the ensuing one-year period and until their successors are elected and qualified.				2.	In their discretion, the proxies are authorized to vote upon such other business as may come before the Meeting or any adjournment thereof.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Peter Cole John L. Eisel		PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	William F. Harley Linda LoRe
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡	Thomas J. Lynch Thomas Rende Michael Salberg
		¡ ¡	Joel Simon Milton J. Walters

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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